PROSPECTUS SUPPLEMENT NO. 1 (TO PROSPECTUS DATED APRIL 12, 2006)	This filing is made pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with Registration No. 333-132882

Common Stock

This Prospectus Supplement No. 1 supplements and amends the prospectus dated April 12, 2006 relating to the resale by certain securityholders of up to 11,549,421 shares of common stock of Favrille, Inc., including common stock issuable upon exercise of warrants.

This prospectus supplement should be read in conjunction with the prospectus dated April 12, 2006, which is to be delivered with this prospectus supplement.  This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

We are filing this prospectus supplement to reflect the following events:

•            ProMed Partners, L.P. has transferred to Crestview Capital Master LLC a warrant excercisable for 16,456 shares of common stock of Favrille, Inc.

•            ProMed Partners II, L.P. has transferred to Crestview Capital Master LLC a warrant excercisable for 747 shares of common stock of Favrille, Inc.

•            ProMed Offshore Fund, Ltd. has transferred to Crestview Capital Master LLC a warrant excercisable for 2,758 shares of common stock of Favrille, Inc.

•            ProMed Offshore Fund II, Ltd. has transferred to Crestview Capital Master LLC a warrant excercisable for 69,870 shares of common stock of Favrille, Inc.

The entries for ProMed Partners, L.P., ProMed Partners II, L.P., ProMed Offshore Fund, Ltd. and ProMed Offshore Fund II, Ltd. in the table appearing under the heading “Selling Stockholders” on pages 23-26 of the prospectus are hereby amended as set forth below:

	Shares Beneficially Owned Prior to Offering			Number of Shares Being	Shares Beneficially Owned After Offering
Selling Stockholders	Number	Percent		Offered	Number	Percent
ProMed Partners, L.P.	47,018		*	47,018	—	—

ProMed Partners II, L.P.	2,133		*	2,133	—	—

ProMed Offshore Fund, Ltd.	7,880		*	7,880	—	—

ProMed Offshore Fund II, Ltd.	199,629		*	199,629	—	—

The table appearing under the caption “Selling Stockholders” on pages 23-26 of the prospectus is hereby further amended to delete footnotes (36) through (39) and is amended and supplemented to add Crestview Capital Master LLC as a selling stockholder and to add footnote (45) as set forth below:

	Shares Beneficially Owned Prior to Offering			Number of Shares Being	Shares Beneficially Owned After Offering
Selling Stockholder	Number	Percent		Offered	Number	Percent
Crestview Capital Master LLC(45)	89,831		*	89,831	—	—

(45)          Includes 89,831 shares of common stock issuable upon exercise of warrants received in connection with the purchase agreement. Crestview Capital Partners, LLC (“CCP”) is the sole managing member of Crestview Capital Master LLC (“CCM”) and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM.  CCP disclaims beneficial ownership of these securities.  The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom may be deemed to have voting and dispositive power over securities beneficially owned by CCM, and each of whom also disclaims beneficial ownership of these securities.  Mr. Flink is an affiliate of a broker-dealer and it has been confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no arrangements with any other persons, whether directly or indirectly, to dispose of the securities.

The information contained in this prospectus supplement relating to Crestview Capital Master LLC is based on information provided to us by Crestview Capital Master LLC and reflects its holdings as of April 13, 2007, prior to its offering of any securities pursuant to this prospectus supplement and the prospectus.

The applicable ownership percentages shown above for Crestwood Capital Master LLC are based on an aggregate of 32,503,721 shares of our common stock issued and outstanding on March 22, 2007.

Investing in our common stock involves a high degree of risk.  Please carefully consider the “Risk Factors” beginning on page 2 of the prospectus, as well as the section entitled “Risk Factors” included in our recent quarterly and annual reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is May 9, 2007.